                                   Exhibit 7
                                   ---------


                         SECURITIES PURCHASE AGREEMENT
                         -----------------------------


         SECURITIES PURCHASE AGREEMENT, dated October 12, 1994 (this "Agreement"), by and between the entities listed on Schedule I attached hereto (collectively, the "Sellers"), and THE MALCOLM GLAZER TRUST established U/A dated as of March 23, 1990 (the "Purchaser").

                             W I T N E S S E T H :
                             - - - - - - - - - -


         WHEREAS, the Sellers are the owners of 1,100,299 shares ("Envirodyne Shares") of the issued and outstanding common stock, par value $.01 per share, of Envirodyne Industries, Inc., a Delaware corporation ("Company"); and

         WHEREAS, the Sellers desire to sell, assign, and transfer to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Envirodyne Shares and all rights and interests related thereto and/or arising therefrom, all upon the terms and conditions set forth herein.

                             P R O V I S I O N S :
                             - - - - - - - - - -


         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Sellers and the Purchaser agree as follows:

         SECTION 1. Definitions. The following capitalized terms shall have the following meanings:

         (a) "Distributions" shall mean all dividends or other distributions (whether in cash, property, securities, rights or otherwise) of record or paid with respect to the Envirodyne Shares after the date hereof and prior to the Closing (as hereinafter defined in Section 3(b)).

         (b) "Escrow Account" shall mean the escrow and depository account established by the Sellers, the Purchaser and the Escrow Agent pursuant to the Escrow Agreement.

         (c) "Escrow Agent" shall mean Wertheim Schroder & Co. Incorporated, a Delaware corporation.

         (d) "Escrow Agreement" shall mean the Escrow Agreement, of even date herewith, by and among the Sellers, the Purchaser and the Escrow Agent, substantially in the form of Exhibit A annexed hereto.

         (e) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.





                              PAGE 11 OF 36 PAGES

         SECTION 2. Purchase and Sale of Envirodyne Shares. Subject to the terms and conditions herein, the Sellers hereby agree to sell, assign and transfer to the Purchaser, and the Purchaser hereby agrees to purchase, acquire and accept from the Sellers the Envirodyne Shares, free from all security interests, liens, charges or encumbrances of any kind (collectively, "Liens"). The Sellers shall immediately deliver to the Escrow Agent upon receipt thereof all Distributions together with such instruments with appropriate endorsements as may be necessary, if any, to transfer title to the Distributions to Purchaser. Upon the Closing of the transactions contemplated hereunder, the Purchaser shall be entitled to receive and shall receive all Distributions free from all Liens. The sale, assignment and transfer of the Envirodyne Shares pursuant to this Agreement is made without recourse, representation or warranty of any kind by the Sellers or Purchaser, express or implied, except as expressly set forth in this Agreement.

         SECTION 3.       Purchase Price; Closing Date.
                          ----------------------------

         (a) The purchase price (the "Purchase Price") to be paid by the Purchaser to the Sellers for the Envirodyne Shares shall be $5.1875 per share or Five Million Seven Hundred Seven Thousand Eight Hundred One and 06/100 Dollars ($5,707,801.06) in the aggregate together with an amount equal to 8% per annum on such aggregate amount from the date hereof to the Closing Date (hereinafter defined in Section 3(b)). In the event that between the date hereof and the Closing Date a stock split, stock dividend, reclassification or other similar event or transaction occurs which affects the number of outstanding shares of the Company's common stock, then the number of Envirodyne Shares and the per share Purchase Price shall be proportionately adjusted without in any way increasing the total Purchase Price set forth above.

         (b) Unless this Agreement is earlier terminated in accordance with the terms hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the offices of Dechert Price & Rhoads, 477 Madison Avenue, New York, New York 10022 at 10:00 a.m. on the fifth business day following the first date on which all conditions set forth in Sections 6 and 7 have been satisfied (or waived as permitted under each such Section) or such later date as Sellers and Purchaser may agree in writing (the "Closing Date"). If the Closing Date falls on a legal holiday, the actual Closing Date shall be the next business day. The Purchaser and the Sellers shall execute and deliver to the Escrow Agent the written certificate referred to in Section 2(a) of the Escrow Agreement upon all conditions precedent herein being satisfied.

         (c) Seller shall pay all transfer taxes, stamp taxes, or other taxes, if any, arising out of the purchase and sale of the Envirodyne Shares and payment of the Purchase Price therefor. Each party agrees to execute and deliver such further documents and instruments as may be necessary from time to time after the Closing to effectuate the transactions contemplated hereunder.





                              PAGE 12 OF 36 PAGES

         SECTION 4.       Payment of Purchase Price.
                          -------------------------

         (a) Subject to Sections 4(b), 6 and 11, on the Closing Date, in payment for delivery of the Envirodyne Shares, Purchaser shall deliver to the Sellers the Purchase Price by wire transfer of immediately available funds to a single bank account previously designated to the Purchaser by Sellers for the benefit of all Sellers. Purchaser shall have no responsibility to ensure that the proper amount of the aggregate Purchase Price is received by each specific Seller for its Envirodyne Shares.

         (b)     (i)      If Purchaser shall fail to perform its obligation
                 under Section 4(a) by or before 5:00 p.m. (est) on the Closing Date for any reason other than a material breach by Sellers of this Agreement, then, subject to Section 4(b)(ii), Sellers may deliver to the Escrow Agent the certificate referred to in Paragraph 2(b) of the Escrow Agreement and either (A) request the Escrow Agent to return the Envirodyne Shares and Distributions to them and the Zapata Shares (hereinafter defined in Section 5 (c)) and the fee to be paid Libra Investments, Inc. ("Libra") to the Purchaser and terminate this Agreement by giving notice to the Purchaser and the Escrow Agent thereof, or (B) request the Escrow Agent to sell in one or more unsolicited agency transactions on the New York Stock Exchange or in private transactions a sufficient number of the Zapata Shares prior to the close of trading on the 30th day after the Escrow Agent receives such certificate (subject to restrictions on offers and sales during "black-out" periods referred to in the SLA (hereinafter defined in Section 9(k)), which, if such period exists during any such 30 day period, will result in extending the 30 day period on a day-for-day basis) so that the net proceeds thereof will equal the unpaid Purchase Price (including interest to the settlement date of such sales). Notwithstanding the foregoing, the Purchaser may pay the Purchase Price or any portion thereof at any time after the Closing by the method provided for in Section 4(a) above.

                 (ii) Prior to making any request of the Escrow Agent as set forth in Section 4(b)(i)(B) above, Sellers shall give Purchaser five days advance, written notice of their election to deliver such a certificate and exercise such rights. If Purchaser pays the Purchase Price by wire transfer of immediately available funds to a bank account previously designated by Sellers on or prior to the fifth business day after receipt of such notice by Purchaser, then Sellers shall not be entitled to exercise any rights under Section 4(b)(i)(B).

                 (iii) Purchaser agrees that (A) the Escrow Agent is authorized to conduct a sale of Zapata Shares as contemplated under Section 4(b)(i)(B) to satisfy Purchaser's obligation to Sellers, (B) such sales will be for the account of Purchaser and are not being made





                              PAGE 13 OF 36 PAGES
                 by Sellers who will have no responsibility with respect thereto, (C) Purchaser will remain liable to Sellers in the event that the proceeds from such sales are insufficient to pay the Purchase Price (including interest) in full, (D) if for any reason Purchaser has failed and/or is unable to take any and all actions required of it under the SLA to enable the Escrow Agent to sell such Zapata Shares and no Zapata Shares have been sold, it will promptly notify Sellers and Sellers may elect to exercise their rights under Section 4(b)(i) or may require Purchaser to do so forthwith, and (E) until the earlier to occur of the payment in full of the Purchase Price in immediately available funds or the termination of this Agreement, the Escrow Agent will continue to hold in escrow the certificate or certificates representing the Envirodyne Shares and the Zapata Shares (less certificates representing Zapata Shares sold in accordance with Section 4(b)(i)(B) hereof).

         SECTION 5. Escrow. Simultaneously with the execution and delivery hereof, the following actions shall be taken by the indicated parties:

         (a) The Purchaser, the Sellers and the Escrow Agent shall execute an Escrow Deposit Agreement.

         (b) The Sellers shall cause the Envirodyne Shares, which are held in uncertificated form and identified on the books of Cede & Co. as being registered to the Sellers, to be registered in the name of the Escrow Agent and will provide such instructions to Cede & Co. as may be required to effectively transfer the Envirodyne Shares to the Purchaser without any further action by the Sellers.

         (c) The Purchaser shall deliver to the Escrow Agent, for deposit into the Escrow Account, the stock certificate or certificates representing 2,500,000 shares of the common stock, par value $0.25 per share, of Zapata Corporation ("Zapata"), a Delaware corporation, ("Zapata Shares") together with an undated stock power executed by the Purchaser covering such securities.

         SECTION 6. Conditions to Closing Obligation of Purchaser. The Purchaser's obligation to close the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Purchaser shall have waived in writing any such condition:

         (a) The representations and warranties of the Sellers made herein shall be true and correct in all material respects on the date hereof and on the Closing Date to the same effect and extent as if such representations and warranties were made on the Closing Date.

         (b) The Sellers shall have performed all terms and conditions of this Agreement required by them to be performed on or prior to the Closing Date, including the delivery of all





                              PAGE 14 OF 36 PAGES
documents required to be delivered and all materials required to be filed hereunder, on or prior to the Closing Date.

         (c) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court or a ruling by a governmental agency which prohibits the consummation of the transactions hereunder.

         (d) The so-called "waiting period" under the HSR Act shall have terminated (i) on or before forty-five (45) days after the date hereof, or (ii) as a result of early termination.

         SECTION 7. Conditions to Closing Obligation of Sellers. The Sellers' obligations to close the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Sellers shall have waived any such condition in writing:

         (a) The representations and warranties of the Purchaser made herein shall be true and correct in all material respects on the date hereof and on the Closing Date to the same effect and extent as if such representations and warranties were made on the Closing Date.

         (b) The Purchaser shall have performed all terms and conditions of this Agreement required by it to be performed by him on or prior to the Closing Date, including the delivery of all documents required to be delivered and all materials required to be filed hereunder, on or prior to the Closing Date.

         (c) There shall not be in effect a preliminary or permanent injunction or other order by any federal or state court or a ruling by a governmental agency which prohibits the consummation of the transactions hereunder.

         (d) The so-called "waiting period" under the HSR Act shall have terminated (i) on or before forty-five (45) days after the date hereof, or (ii) as a result of early termination.

         SECTION 8. Sellers' Representations and Warranties. The Sellers hereby represent, warrant and acknowledge to the Purchaser that:

         (a) The Envirodyne Shares were issued to them by the Company pursuant to a certain First Amended Joint Plan of Reorganization as Twice Modified ("Plan") confirmed by the United States District Court for the Northern District of Illinois on December 28, 1993 in exchange for certain indebtedness ("Indebtedness") held by them and issued by the Company's predecessor-in- interest.

         (b) They have, and until the Closing they shall have, good right, title and interest in and to the Envirodyne Shares, free and clear of any liens, encumbrances, set-offs or counterclaims of any kind and the Envirodyne Shares are held in uncertificated form and identified on the books of Cede & Co. as being registered to the Sellers and are not subject to any instructions restricting their transfer.





                              PAGE 15 OF 36 PAGES

         (c) No relationship existed between the Company (or its predecessors) and the Sellers or any of their affiliates or associates (as defined in Securities and Exchange Commission Rule 12b-2) that would be relevant in determining whether any Seller was an "underwriter" for purposes of
Section 1145(b)(1) of the Bankruptcy Code at the time the Envirodyne Shares were issued to the Sellers.

         (d) At the time they acquired the Indebtedness, they did so without the view to the resale, distribution or other disposition thereof or the shares to be received therefor.

         (e) Except as provided in this Agreement, they have not made, and during the term hereof they shall not make, any written or oral agreement or understanding with respect to the disposition of any of the Envirodyne Shares being purchased by Purchaser under this Agreement or with respect to any other rights pertaining to the Envirodyne Shares.

         (f) They have not entered into or made any agreements, arrangements or understandings with any broker, finder or other person, firm or corporation performing brokerage, finder or similar services for its account.

         (g) They are not registered brokers, dealers, banks or other lenders for purposes of Regulations T, U or G of the Federal Reserve Board and the transactions contemplated herein are not governed by such regulations.

         (h) They have the full power and authority, and have taken all actions necessary, to execute and deliver this Agreement and the Escrow Agreement and to fulfill their obligations under, and to consummate the transactions contemplated by, this Agreement and the Escrow Agreement.

         (i) The Sellers have duly executed and delivered each of the Agreement and the Escrow Agreement and such agreements constitute their legal, valid and binding obligations, enforceable in accordance with their terms.

         (j) No approval of any federal, state, local or other governmental authority, administrative agency or court is necessary to authorize the execution of this Agreement by the Sellers, or except as required by the HSR Act, with respect to the consummation of any of the transactions contemplated hereby.

         (k) The sale of the Envirodyne Shares to the Purchaser hereunder does not require registration under the Securities Act of 1933 (the "Act").

         (l) Neither the execution or delivery of, nor the consummation of the transactions contemplated by this Agreement nor the Escrow Agreement does or will violate any provision of law or any judicial or governmental decree, order or judgment or conflict with or result in the breach of, or constitute a default under, any applicable present or pending law or the certificate of Incorporation or By-Laws (or any similar governing documents) of any the Sellers or any agreement or instrument binding on or





                              PAGE 16 OF 36 PAGES
affecting any of the Sellers or their respective property, except where any of the foregoing would not materially impair the ability of any of the Sellers to perform their obligations under this Agreement and the Escrow Agreement, or result in the creation or imposition of any mortgage, lien, pledge, charge, security interest, encumbrance, equity or restriction of any nature whatsoever in favor of any third party upon the Envirodyne Shares, other than those (if any) created by or on behalf of the Purchaser.

         (m) There is no action, proceeding or investigation pending or threatened which questions the validity, seeks to enjoin, or will result in damages against the parties hereto as the result of this Agreement or the transactions contemplated hereby.

         (n) David A. Ericson and Jouko Tamminen each have individually the full power and authority to take any and all actions on behalf of each of the Sellers, and to conclusively bind the Sellers to any agreement (including this Agreement and the Escrow Agreement) and the Purchaser is entitled to rely on any and all actions taken by David A. Ericson or Jouko Tamminen on behalf of each Seller without any further confirmation or action on the part of the Purchaser and until written notice to the contrary is received by the Purchaser from the Sellers.

         SECTION 9. Representations of the Purchaser. The Purchaser hereby represents, warrants and acknowledges to Sellers that:

         (a) Based on the Sellers' representation and warranty in Section 8(a) above, it understands that the Envirodyne Shares were issued to the Sellers pursuant to the Plan.

         (b) It is an "accredited investor" (as defined in Rules 501(a)(1), (2), (3) or (7) under the Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the purchase of the Envirodyne Shares and is able to bear the economic risk of its investments.

         (c) It is a sophisticated purchaser with respect to the Company and the Envirodyne Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Envirodyne Shares. The Purchaser has independently, based on such information as Purchaser has deemed appropriate in its independent judgment, made its own analysis and decision to enter into this Agreement.

         (d) It understands that the Envirodyne Shares are being sold to it pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act and is purchasing the Envirodyne Shares for its own account and, is not purchasing the Envirodyne Shares with a view to the resale, distribution or other disposition thereof.

         (e) It was not offered or sold the Envirodyne Shares by any form of general solicitation or general advertising.





                              PAGE 17 OF 36 PAGES

         (f) It has not entered into or made any agreements, arrangements or understandings with any broker, finder or other person, firm or corporation performing brokerage, finder or similar services for its account, other than an agreement to pay a fee to Libra at the rate of $0.1250 per share conveyed by Sellers to Purchaser pursuant to the terms hereof (for which the Purchaser shall be solely responsible), subject to adjustment if an event occurs which requires an adjustment under Section 3(a) hereof to the number of Envirodyne Shares.

         (g) It understands that Sellers have made no representation or warranty of any kind in connection with, and shall have no responsibility with respect to, the solvency, financial statements or condition of the Company.

         (h) It has the full power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Escrow Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement and the Escrow Agreement.

         (i) It has duly executed and delivered this Agreement and the Escrow Agreement and such agreements constitute its legal, valid and binding obligations, enforceable in accordance with their terms.

         (j) It has good right, title and interest in and to the Zapata Shares, free and clear of any liens, encumbrances, set- offs or counterclaims of any kind (except for restrictions or offers and sales during the black-out period referred to in the SLA).

         (k) The Zapata Shares are registered under an effective shelf registration statement filed by Zapata Corporation with the Securities and Exchange Commission pursuant to a certain Securities Liquidity Agreement dated as of December 19, 1990 ("SLA") among Zapata and certain Zapata stockholders (including the Purchaser) and such shares are freely saleable thereunder, subject to the terms of the SLA.

         SECTION 10.      HSR Filing.
                          ----------

         (a) The Purchaser agrees that it (or its ultimate parent as determined under the HSR Act) (i) shall within five days after the date hereof file with the Federal Trade Commission and the Department of Justice the notification and report form required for the consummation of the transactions contemplated by this Agreement, (ii) shall substantially comply in a prompt manner with any request for additional materials or information made by governmental officials in connection therewith pursuant to the HSR Act, and
(iii) shall use reasonable efforts to obtain early termination of the waiting period under the HSR Act.

         (b) The Purchaser shall promptly notify the Sellers upon the expiration or earlier termination of the waiting period under the HSR Act.





                              PAGE 18 OF 36 PAGES

         SECTION 11.      Termination.
                          -----------

         (a) Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated at any time before Closing as follows: (i) by mutual written consent of the Purchaser and the Sellers; (ii) by written notice from one party to the other if the HSR waiting period has not expired within forty-five (45) days after the date hereof; or (iii) by the Sellers in accordance with Section 4(b)(i)(A) hereof; or (iv) by written notice from one party to the other if the Closing has not occurred on or before the ninetieth
(90th) day after the date hereof.

         (b) If this Agreement is terminated pursuant to Section 11(a)(i), the Purchaser and the Sellers shall execute and deliver to the Escrow Agent the certificate referred to in Section 2(c) of the Escrow Agreement advising the Escrow Agent of the termination of this Agreement. If this Agreement is terminated as provided in Section 11(a)(ii), (iii) or (iv), then the party terminating the Agreement shall execute and deliver to the Escrow Agent, the certificate referred to in Section 2(c) of the Escrow Agreement and deliver a copy thereof to the other party. Upon termination of this Agreement pursuant to Section 11(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, provided, however, if Sellers have received the proceeds from the sale of any Zapata Shares prior to or after such termination, they shall promptly deliver the same to Purchaser.

         SECTION 12. Voting Rights of Envirodyne Shares . Prior to the termination or expiration of the applicable waiting period under the HSR Act, the Purchaser and the Sellers specifically acknowledge that the Purchaser shall have no rights as a stockholder in the Company with respect to the Envirodyne Shares by virtue of this Agreement or otherwise, and that all such rights shall remain vested in the Sellers. Subject to and effective upon, the termination or expiration of the applicable waiting period under the HSR Act, the Sellers hereby appoint the Purchaser with full power of substitution as their true and lawful proxy to vote the Envirodyne Shares at any meeting, general or special, of the stockholders of the Company in its sole discretion, and hereby appoint the Purchaser with full power of substitution as their true and lawful attorney-in-fact to execute one or more consents or other instruments and to take any and all actions which the Sellers could execute or take in their capacity as a stockholder of the Company. The foregoing proxy and power of attorney is coupled with an interest.

         SECTION 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

         SECTION 14. Counterparts and Facsimile Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be executed by facsimile signature transmitted





                              PAGE 19 OF 36 PAGES
to any other party by electronic transmission. The parties shall be bound by a facsimile signature once transmitted to another party. The later transmission of an originally executed copy of any such document shall not invalidate any signature previously given by electronic transmission.

         SECTION 15. No Third Party Beneficiaries; Assignability; Successors. Only the parties hereto shall have any rights under or be entitled to enforce this Agreement. Neither this Agreement, the Escrow Agreement nor any of the parties' rights hereunder or thereunder shall be assignable by either party without the prior written consent of the other party. Any attempted assignment in contravention of the terms of this Section 15 shall be void and shall have no effect. All provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns.

         SECTION 16. Entire Agreement. This Agreement and the Escrow Agreement contain the complete statement of all the agreements between the parties hereto with respect to the subject matter hereof and thereof, and all prior agreements between the parties hereto respecting the subject matter hereof, whether written or oral, are merged herein and shall be of no further force or effect. There are no other agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof except for the Escrow Agreement.

         SECTION 17. Notices. Any notice, demand, request, consent, approval, declaration, delivery or other communication made pursuant to the provisions of this Agreement shall be sufficiently given or made if in writing and either delivered (a) in person (including a courier, messenger or overnight delivery service) with receipt acknowledged, or (b) by registered mail, return receipt requested, postage prepaid, addressed as follows:

                                  If to the Purchaser:

                                           The Malcolm Glazer Trust
                                           c/o Mr. Malcolm I. Glazer
                                           1482 South Ocean Boulevard
                                           Palm Beach, Florida  33480

                                  With copies to:

                                           Mr. Avram Glazer
                                           18 Stoney Clover Lane
                                           Pittsford, New York 14534

                                           and

                                           Woods, Oviatt, Gilman, Sturman
                                             & Clarke
                                           44 Exchange Street
                                           Rochester, New York  14614
                                           Attention: Gordon E. Forth, Esq.





                              PAGE 20 OF 36 PAGES

                                  If to Sellers:

                                           c/o Morgens, Waterfall, Vintiadis
                                            & Company, Inc.
                                           10 East 50th Street, 26th Floor
                                           New York, New York 10022
                                           Attention: David A. Ericson

                                  With a copy to:

                                           Dechert Price & Rhoads
                                           477 Madison Avenue
                                           New York, New York 10022
                                           Attention: Fredric J. Klink, Esq.

or at such other address as may be substituted by notice given as herein provided. Any party may by notice given pursuant to this Section 17 change the address to which notices or other communications to it are to be delivered or mailed thereafter.

         SECTION 18. Liability of Morgens, Waterfall, et al. Each Seller has designated Morgens, Waterfall, Vintiadis & Company, Inc. ("MWVCI") as their agent for the sole purpose of receiving communications from, and sending communications to, Purchaser in connection with this Agreement and the Escrow Agreement. The Purchaser may rely on any oral or written communication made by MWVCI as being a communication from each of the Sellers until written notice to the contrary is received from a Seller. Neither MWVCI, nor any of its officers, directors, employees, agents or controlling persons, shall have any liabilities under or in connection with this Agreement by reason of the foregoing.

         SECTION 19. Choice of Forum. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York situate in New York County and of the United States District Court for the Southern District of New York for purposes of any suit, action or other proceeding arising out of or relating to this Agreement and hereby waives and agrees not to assert by way of motion, as a defense or otherwise, any claim that such party is not subject to the jurisdiction of the above named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement may not be enforced in or by such courts. Service of process may be made in the manner provided for the giving of notices in Section 17 hereof.

         SECTION 20. Amendments. This Agreement may only be modified or amended with the written consent of Sellers and Purchaser.

         SECTION 21. Expenses. Except as provided in the Escrow Agreement, each party will pay all costs and expenses (including without limitation attorneys' and accountants' fees and expenses) incurred by them in connection with negotiations, preparation of, and closing of this Agreement as well as performance and compliance with all agreements and conditions contained herein.





                              PAGE 21 OF 36 PAGES

         SECTION 22. Interpretation. Each of the parties to this Agreement hereby acknowledge that they participated in the drafting of this Agreement and the Escrow Agreement, and the interpretation of any ambiguity contained herein or therein will not be affected by the claim that a particular party drafted any specific provision.

         SECTION 23. Survival. The representations, warranties and/or covenants in Section 3(c), 8, 9 and 11(b) shall survive the Closing.

         SECTION 24. Several Liability. The Purchaser acknowledges and agrees that the liability of the Sellers hereunder is several and not joint.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.



                                           SELLERS:

                                           RESTART PARTNERS, L.P.

                                   By:     Prime, Inc., as general partner of
                                           the general partner

                                   By:     S//DAVID A. ERICSON
                                           ------------------------------------
                                           Name:    David A. Ericson
                                           Title: Authorized Agent


                                           RESTART PARTNERS II, L.P.

                                   By:     Prime, Inc., as general partner of
                                           the general partner

                                   By:     S//DAVID A. ERICSON
                                           -----------------------------------
                                           Name:  David A. Ericson
                                           Title: Authorized Agent


                                           RESTART PARTNERS III, L.P.

                                   By:     Prime, Inc., as general partner of
                                           the general partner

                                   By:     S//DAVID A. ERICSON
                                           -----------------------------------
                                           Name:  David A. Ericson
                                           Title: Authorized Agent






                              PAGE 22 OF 36 PAGES

                                           RESTART PARTNERS IV, L.P.


                                   By:     Prime, Inc., as general partner of
                                           the general partner

                                   By:     S//DAVID A. ERICSON
                                           -----------------------------------
                                           Name:  David A. Ericson
                                           Title: Authorized Agent

                                           THE COMMON FUND FOR NON-PROFIT
                                            ORGANIZATIONS

                                   By:     Morgens, Waterfall, Vintiadis &
                                           Company, Inc., as investment
                                           manager

                                   By:     S//DAVID A. ERICSON
                                           -----------------------------------
                                           Name:  David A. Ericson
                                           Title: Authorized Agent


                                           MORGENS, WATERFALL INCOME PARTNERS


                                   By:     S//DAVID A. ERICSON
                                           -----------------------------------
                                           Name:  David A. Ericson
                                           Title: Authorized Agent


                                           MORGENS, WATERFALL, VINTIADIS
                                            & COMPANY EMPLOYEES PROFIT SHARING
                                            PLAN

                                   By:     S//DAVID A. ERICSON
                                           ------------------------------------
                                           Name:  David A. Ericson
                                           Title: Authorized Agent


                                           PURCHASER:

                                           THE MALCOLM GLAZER TRUST


                                   By:     S//MALCOLM I. GLAZER
                                           -----------------------------------
                                           Name:  Malcolm I. Glazer
                                           Title: Trustee






                              PAGE 23 OF 36 PAGES

                                   SCHEDULE I
                                       to
                         Securities Purchase Agreement
                         -----------------------------



Schedule of Beneficial Owners                      Number of Shares Owned
- -----------------------------                      ----------------------
Restart Partners, L.P.                                      254,958

Restart Partners II, L.P.                                   348,763

Restart Partners III, L.P.                                  243,394

Restart Partners IV, L.P.                                   115,316

The Common Fund for Non-Profit
 Organizations                                               87,123

Morgens, Waterfall Income Partners                           35,745

Morgens, Waterfall, Vintiadis &
 Company Employees Profit Sharing
 Plan                                                        15,000
                                                             ======

                 TOTAL                                    1,100,299





                              PAGE 24 OF 36 PAGES